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                                                                   EXHIBIT 10.27

                           [ORGANIC, INC. LETTERHEAD]


June 20, 2001


Mr. Mark Kingdon
Organic, Inc.
601 Townsend Street
San Francisco, California 94103

Dear Mark:

Pursuant to our recent discussions to amend a certain letter agreement between Organic, Inc. ("Organic") and you dated December 12, 2000 (the "2000 Agreement"), we have agreed to the compensation package detailed in this letter agreement (the "2001 Agreement"). All aspects of the 2000 Agreement and related documents, except to the extent specifically amended by this 2001 Agreement, remain in full force and effect. This 2001 Agreement, when executed by you and approved by the Organic Board of Directors, together with the 2000 Agreement, confirm the terms and conditions of your continued employment with Organic.

      1. Stock Options. Subject to the approval of the Board of Directors, you will be granted an additional option to purchase 2,500,000 shares of Organic common stock. The options will be subject to the standard terms and conditions of Organic's 1999 Long-Term Stock Incentive Plan (the "Stock Option Plan") and related agreements, except as follows:

            (a) One-fourth of your options will vest on January 15, 2002 and, provided that you have been and remain employed continuously by Organic, 1/48th of your options will vest each month thereafter.

            (b) In accordance with the Stock Option Plan, the exercise price of your options will be the closing bid price of Organic's common stock on The Nasdaq National Market on the day prior to the date of the grant (which is expected to be at the next regularly scheduled meeting of Organic's Board of Directors following the execution of this 2001 Agreement).

            (c) If, during your employment with Organic, there is a "change of control" (as such term is defined in Organic's Stock Option Plan) and you are offered a position with comparable responsibilities and compensation, you will receive full acceleration of vesting on any remaining unvested portion of the option grant.

            (d) The options granted pursuant to the 2000 Agreement will be cancelled and returned to the Stock Option Plan in accordance with Paragraph 3.

      2. Termination. If, during your employment with Organic, you are terminated without cause, Organic will pay you $250,000 in continuing compensation paid over six months

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and six months continuing housing benefits as defined and limited below. You shall be deemed to be "terminated without cause," and have the right to resign from employment with Organic and to receive all benefits described in the preceding sentence, if, during the term of your employment with Organic, any of the following events occur: 1) your job title is changed, and you cease to act as the Chief Executive Officer of Organic; 2) you are required to report to anyone other than Organic's Board of Directors or a committee thereof; and 3) your duties and responsibilities as Chief Executive Officer are diminished in a material way. If, during your employment with Organic, you are terminated for cause (defined as conviction for a felony or willful negligence) your cash compensation and equity vesting will cease on the date of your termination and any amount due on any promissory note or portion thereof then outstanding will become immediately due and repayable.

      3. Promissory Note. You will be offered a non-recourse non-interest bearing loan in the amount of $200,000 payable when and if approved by the Organic Board of Directors. One quarter of the Note shall be forgiven each quarter beginning on the first day of the quarter subsequent to the execution of this 2001 Agreement. Any amount of this promissory which remains outstanding shall be repayable immediately and solely upon termination for cause. In consideration for the promissory note set forth above, Organic will cancel the options granted to you pursuant to the 2000 Agreement.

      4. Housing Benefits. Organic agrees to rent, at its expense, or to reimburse you for the cost of, an apartment in the San Francisco Bay Area for your use during your employment with Organic; provided that the rent for such apartment does not exceed $7500 per month and provided further that the period during which Organic will rent or reimburse you for rent shall not extend beyond December 31, 2002. Such benefit shall continue for the full period in the event you are terminated without cause as defined in paragraph 2. However, in the event you resign or are terminated for cause such rent subsidy shall cease immediately. Organic further agrees to pay you, each month during which you are employed by Organic and continuing as long as your housing benefit continues under this 2001 Agreement, an amount equal to the amount, if any, that you are required to pay as income tax on your individual tax return (IRS 1040) in connection with your use of the apartment.

If you have any questions or concerns please do not hesitate to call. If you agree to the terms of this letter agreement, please sign in the place indicated below and return to my attention.

Sincerely,

/s/ JONATHAN NELSON

Jonathan Nelson
Chairman of the Board

                                            ACCEPTED AND AGREED:

                                            /s/ MARK KINGDON
                                            ------------------------------------
                                            Mark Kingdon

                                            Date:   June 20, 2001
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